Exhibit 10.4

Name: J. Patrick Mackin

CRYOLIFE RESTRICTED STOCK AWARD AGREEMENT

CRYOLIFE, INC. (“CryoLife”) is pleased to grant you the restricted stock award described below (“Stock Award”). This grant is made subject to the further terms and conditions set forth in this Agreement and the terms of the CryoLife, Inc. Second Amended and Restated 2009 Stock Incentive Plan (the “Plan”).

Grant Date:	September 2, 2014

Market Price on Grant Date:	$10.18 per share

Total Number of Shares of Stock Award:	250,000

Vesting:

Subject to Section 8 of the Plan, this Stock Award vests 100% on September 2, 2017 (the “Vesting Date”) if CryoLife achieves aggregate “Adjusted EBITDA” of at least $20.0 million over any four consecutive calendar quarters commencing after the Effective Date and ending prior to the Vesting Date. You must be employed by CryoLife or one of its Subsidiaries or Affiliates on the Vesting Date to be entitled to the vesting of the Stock Award on such date; provided, however, that (A) should your employment terminate by reason of (i) death, (ii) Permanent Disability or (iii) termination by the Company without Cause prior to the Vesting Date, and (B) prior to such termination CryoLife has achieved at least $20 million in Adjusted EBITDA over any four consecutive calendar quarters commencing after the Effective Date and ending prior to such termination, then the vesting of the Stock Award shall accelerate, and the Stock Award shall be vested (a) one-third (83,333 shares), if such termination occurs after September 2, 2015 and on or before September 2, 2016; and (b) two-thirds (166,666 shares), if such termination occurs after September 2, 2016. The vesting of all or any portion of the Stock Award is subject to certification by the Compensation Committee that the Adjusted EBITDA performance goal has been achieved. The Compensation Committee may not exercise discretion to increase the number of shares subject to this Stock Award upon attainment of the performance goal.

“Adjusted EBITDA” is defined on Exhibit A. The terms “Permanent Disability,” “Cause,” “Effective Date,” and “Employment Period” shall have the meaning ascribed to them in your Employment Agreement executed July 7, 2014.

Additional Terms and Conditions describes withholding of taxes on your award, transferability of your award, where to send notices and other matters.

The Plan contains the detailed terms that govern your Stock Award. If anything in this Agreement or the other attachments is inconsistent with the Plan, the terms of the Plan, as amended from time to time, will control.

The Plan Prospectus Document covering the Stock Award contains important information, including federal income tax consequences.

The 2013 Annual Report of CryoLife contains financial and other background information regarding CryoLife (not attached if you previously received the 2013 Annual Report).

Please sign below to show that you accept this Stock Award after review of the above documents. Keep a copy and return both originals to Roger Weitkamp, CryoLife, Inc., 1655 Roberts Boulevard, NW, Kennesaw, Georgia 30144.

CRYOLIFE, INC.		GRANTEE:

By:	/s/ Steven G. Anderson	/s/ James P. Mackin
Name:	Steven G. Anderson	Name:	J. Patrick Mackin
Its:	Chairman	Social Security Number: ###-##-####
Date:	September 2, 2014	Your Residential Address:
250 Bergamot Drive
Medina, MN 55340
		Date:	September 2, 2014

EXHIBIT A

ADJUSTED EBITDA

Adjusted EBITDA, a non-GAAP adjusted performance measure, is calculated as the Company’s consolidated net income before interest, taxes, depreciation and amortization, as further adjusted by:

•	removing the impact of the following:

•	stock-based compensation

•	research and development expenses (excluding salaries and related expense)

•	grant revenue

•	litigation expense or income

•	acquisition, license, and other business development expense

•	integration costs (including any litigation costs or income related to assumed litigation)

•	other income or expense

•	including the impact of the change in balances of deferred preservation costs, inventory, and trade receivables on the company’s balance sheets

As an example of computation of Adjusted EBITDA, the table below provides a reconciliation of 2013 Adjusted EBITDA to the Company’s 2013 net income under GAAP:

2013 Adjusted EBITDA Reconciliation (In Thousands)

2013 Adjusted EBITDA	$28,171
Change in deferred preservation costs	(657)
Change in inventory	(786)
Change in trade receivables	1,897
Amortization expense	(2,006)
Depreciation expense	(3,837)
Other than temporary investment impairment	(3,229)
Other income, net	26
Interest income	4
Interest expense	(71)
Income tax expense, net	(7,120)
Charges related to acquisitions, licenses, business development or integration and litigation costs	(1,625)
Grant revenues	71
Research and development expense, excluding that portion pertaining to salaries and related expenses	(4,168)
Stock compensation expense, excluding stock compensation expense related to the bonus program itself	(3,240)
Gain on sale of Medafor investment	12,742

2013 GAAP Net Income	$16,172

ADDITIONAL TERMS AND CONDITIONS OF YOUR RESTRICTED STOCK AWARD

STOCK AWARD SHARE CERTIFICATES. Certificates representing the shares of Common Stock to be issued pursuant to the Stock Award shall be issued in your name and shall be held by CryoLife until the Stock Award is vested or forfeited as provided herein. Upon vesting of your Stock Award, CryoLife shall promptly deliver to you a certificate or certificates representing the shares as to which the Stock Award has vested free of the restrictions described in the following section.

RIGHTS WITH RESPECT TO STOCK AWARD PRIOR TO VESTING. You may not transfer your Stock Award or the shares to be issued hereunder prior to vesting. Once this Stock Award vests, you will receive transferable certificates representing the vested portion. Prior to vesting, you are entitled to all other rights as a shareholder with respect to the shares underlying the Stock Award, including the right to vote such shares and to receive dividends and other distributions, if any, payable with respect to such shares after the Grant Date.

WITHHOLDING. Whenever CryoLife proposes, or is required, to distribute shares to you or pay you dividends with respect to the unvested portion of your Stock Award, CryoLife may either: (a) require you to pay to CryoLife an amount sufficient to satisfy any local, state, Federal and foreign income tax, employment tax and insurance withholding requirements prior to the delivery of any payment or Stock certificate owing to you pursuant to the Stock Award; or, in its discretion, (b) reduce the number of shares to be delivered to you by that number of shares of the Stock Award sufficient to satisfy all or a portion of such tax withholding requirements, based on the fair market value of the Stock Award as determined under the Plan.

NOTICES. All notices delivered pursuant to this Agreement shall be in writing and shall be (i) delivered by hand, (ii) mailed by United States certified mail, return receipt requested, postage prepaid, or (iii) sent by an internationally recognized courier which maintains evidence of delivery and receipt. All notices or other communications shall be directed to the following addresses (or to such other addresses as such parties may designate by notice to the other parties):

To CryoLife:	CryoLife, Inc.
1655 Roberts Boulevard, NW
Kennesaw, Georgia 30144
Attention: Secretary

To you:	The address set forth in the Agreement.

MISCELLANEOUS. Failure by you or CryoLife at any time or times to require performance by the other of any provisions in this Restricted Stock Award Agreement (“Agreement”) will not affect the right to enforce those provisions. Any waiver by you or CryoLife of any condition or of any breach of any term or provision in this Agreement, whether by conduct or otherwise, in any one or more instances, shall apply only to that instance and will not be deemed to waive conditions or breaches in the future. If any court of competent jurisdiction holds that any term or provision of this Agreement is invalid or unenforceable, the remaining terms and provisions will continue in full force and effect, and this Agreement shall be deemed to be amended automatically to exclude the offending provision. This Agreement may be executed in multiple copies and each executed copy shall be an original of this Agreement. This Agreement shall be subject to and governed by the laws of the State of Georgia. No change or modification of this Agreement shall be valid unless it is in writing and signed by the party against which enforcement is sought, except where specifically provided to the contrary herein. This Agreement shall be binding upon, and inure to the benefit of, the permitted successors, assigns, heirs, executors and legal representatives of the parties hereto. The headings of each section of this Agreement are for convenience only. This Agreement, together with the Plan, contains the entire Agreement of the parties hereto, and no representation, inducement, promise, or agreement or other similar understanding between the parties not embodied herein shall be of any force or effect, and no party will be liable or bound in any manner for any warranty, representation, or covenant except as specifically set forth herein or in the Plan.

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